Exhibit 10.01

Resignation of Sky Kelley

August 14, 2009

Board of Directors

Croff Enterprises, Inc.

345 N. Maple Drive, Suite 208

Beverly Hills, CA 90210

Effective immediately, please consider this letter my resignation as President, Chief Executive Officer and director of Croff Enterprises, Inc. (“Croff”). My resignation was not the result of a disagreement with the Company or any matter relating to the Company’s operations, policies, or practices.

As you know, I will continue to serve in my positions as President and Chief Executive Officer of Croff’s subsidiary, America’s Minority Health Network, Inc. No longer being responsible for the corporate requirements of a publicly traded company allows me to look forward to concentrating my efforts to focus on securing advertisers to help build a successful and profitable network subsidiary for Croff.

Sincerely,

/s/ Sky Kelley
Sky Kelley

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